Exhibit 99.1

First Interstate BancSystem, Inc. Announces Accelerated Dividend

Company Release: November 16, 2012

(Billings, MT) First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Board of Directors, at a meeting held on November 15, 2012, declared an accelerated quarterly dividend of $0.13 per common share. The dividend is payable on December 17, 2012 to owners of record as of December 3, 2012. This accelerated quarterly dividend is intended to be in lieu of the quarterly dividend which would have been declared in January 2013.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.3 billion in assets as of September 30, 2012. It is the parent company of First Interstate Bank, a community bank operating 72 offices throughout Montana, Wyoming, and South Dakota. A recognized leader in community banking services with 24 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com